Exhibit 10.2

Amended and Restated

Change of Control Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between Mike Gupta on the one hand, and Twitter, Inc. (the “Company”) on the other on August 8, 2014, and is, by mutual agreement, and is an amendment and restatement of that certain Change of Control Severance Policy Participation Agreement signed by the Company and you on September 5, 2013.

RECITALS

The Company adopted a Change of Control Severance Policy (the “Policy”) to assure that the Company will have the continued dedication and objectivity of the participants in the Policy, notwithstanding the possibility, threat or occurrence of a Change of Control.

The Company has designated you as eligible for protection under the Policy and this Agreement, subject to your qualifying as an Eligible Employee under the Policy on the date of a COC Qualified Termination.

In addition, the Company has determined that it would be in the best interests of the Company to provide you with severance protection in addition to that payable upon a COC Qualified Termination.

Unless otherwise defined herein, the terms defined in the Policy, which is hereby incorporated by reference, shall have the same defined meanings in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Participation

You have been designated as an Eligible Employee in the Policy, a copy of which is attached hereto, subject to your satisfying the criteria of being an Eligible Employee on the date of a terminated described herein. The terms and conditions of your participation in the Policy are as set forth in the Policy

COC Qualified Termination on or before February 28, 2015

If you terminate your employment for either a COC Qualified Termination or Good Reason during the Change in Control Period on or before February 28, 2015, you will be entitled to the following benefits, subject to your compliance with the Policy:

Your equity vesting benefit shall be 100%

Your percentage of Base Salary shall be 100%

Your COBRA benefit shall be 12 months

COC Qualified Termination after February 28, 2015

If you terminate your employment for either a COC Qualified Termination or Good Reason during the Change in Control Period after February 28, 2015, you will be entitled to the following benefits, subject to your compliance with the Policy:

Your equity vesting benefit shall be 50%

Your percentage of Base Salary shall be 100%

Your COBRA benefit shall be 12 months

Non-COC Qualified Termination on or before February 28, 2015

If your employment is terminated by the Company in an Involuntary Termination that is not a COC Qualified Termination or you terminate your employment for Good Reason (either a “Non-COC Qualified Termination”) on or before February 28, 2015, you will be entitled to the following benefits, subject to your compliance with the Policy, except that all references to COC Qualified Termination will instead be read as Non-COC Qualified Termination:

Your equity vesting benefit shall be no less than 17.0%

Your percentage of Base Salary shall be 100%

Your COBRA benefit shall be 12 months

Non-COC Qualified Termination after February 28, 2015

If you are subject to a Non-COC Qualified Termination after February 28, 2015, you will be entitled to the following benefits, subject to your compliance with the Policy, except that all references to COC Qualified Termination will instead be read as Non-COC Qualified Termination:

Your equity vesting benefit shall be no less than 12.5%

Your percentage of Base Salary shall be 50%

Your COBRA benefit shall be 6 months

Voluntary Termination on or before February 28, 2015

If you terminate your employment for any reason that is not a COC Qualified Termination or a Non-COC Qualified Termination at any time on or before February 28, 2015 (“Voluntary Termination”), you will be entitled to the following benefits, subject to your compliance with the Policy, except that all references to COC Qualified Termination will instead be read as Voluntary Termination:

Your equity vesting benefit shall be no less than 12.5%

Your percentage of Base Salary shall be 50%

Your COBRA benefit shall be 6 months

For the purposes of this Agreement, “Good Reason” means your termination of employment within thirty (30) days following the “notice and cure period” in the next paragraph following the occurrence of one or more of the following events, without your express written consent: (a) a material adverse change in the nature or scope of your authority, powers, functions, duties, responsibilities, or reporting relationship (including ceasing to directly report to the chief executive officer or board of directors of a publicly traded entity, as applicable, on or before September 30, 2014, or ceasing to directly report to the chief executive officer, chief financial officer or board of directors of a publicly traded entity, as applicable, on or after October 1, 2014); (b) a material reduction by the Company in your rate of annual base salary; (c) the failure of the Company to continue any material compensation plan in which you are participating, unless you are permitted to participate in other plans providing you with substantially comparable compensation-related benefits, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your compensation-related benefits under any such plan; or (d) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations under this agreement.

Your employment may be terminated by you for Good Reason only if an event or circumstance set forth the Good Reason definitions as specified in (a) through (d) above shall have occurred and you provide the Company with written notice thereof within ninety (90) days after you have knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that you believe constitutes Good Reason, the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and you resign after the expiration of the cure period referenced in the preceding clause.

You agree that the Policy constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and shall specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between the you and Company. Your participation in the Policy is contingent upon your agreeing to the terms of the Policy

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

Twitter, Inc.		ELIGIBLE EMPLOYEE

By:	/s/ Richard Costolo	Signature:	/s/ Mike Gupta

Date:	August 11, 2014	Date:	August 11, 2014